WEST HILL VENTURES, INC.

(Formerly North Wave, Inc.)

(An Exploration Stage Company)

FINANCIAL STATEMENTS

APRIL 30, 2001 AND 2000

(Stated in U.S. Dollars)

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AUDITORS' REPORT

To the Directors

West Hill Ventures, Inc.

(Formerly North Wave, Inc.)

(An exploration stage company)

We have audited the balance sheets of West Hill Ventures, Inc. (formerly North Wave, Inc.) (an exploration stage company) as at April 30, 2001 and 2000, and the statements of operations and deficit accumulated during the exploration stage, cash flows, and stockholders' equity for the year ended April 30, 2000, and the period from the date of organization, November 23, 1999 to April 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at April 30, 2000 and the results of its operations and cash flows for the year ended April 30, 2001, and for the period from the date of organization, November 23, 1999 to April 30, 2000 in accordance with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in to Note 1 to the financial statements, the Company incurred a net loss of $18,017 during the year ended April 30, 2001, and as at April 30, 2001, has not attained profitable operations and is dependent upon obtaining adequate financing to fulfil its exploration activities. These factors raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Chartered Accountants

Vancouver, Canada

May 15, 2001

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WEST HILL VENTURES, INC.

(Formerly North Wave, Inc.)

(An Exploration Stage Company)

BALANCE SHEETS

(Stated in U.S. Dollars)

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	April 30, 2001	April 30, 2000
ASSETS
Current
Cash	$31,306	$---
Prepaid expenses	$22,000	$---
Total Current Assets	$53,306	$---
Mineral Property Interest (Note 3)	$---	$---
TOTAL ASSETS	$53,306	$---

LIABILITIES
Current
Accounts payable	$1,000	$---
Loan payable	$1,048	$---
Total Current Liabilities	$2,048	$---

STOCKHOLDERS' EQUITY
Share Capital
Authorized: 25,000,000 common shares with a par value of $0.001 each.
Issued: 5,148,000 (2000 - NIL) common shares.	5,148	---
Additional paid-in capital.	$55,202	---
Deficit Accumulated During The Exploration Stage	$(9,092)	---
	$51,258	---
	$53,306	$---

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Approved by the Board of Directors.

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WEST HILL VENTURES, INC.

(Formerly North Wave, Inc.)

(An Exploration Stage Company)

STATEMENTS OF OPERATIONS

(Stated in U.S. Dollars)

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	YEAR ENDED APRIL 30, 2001	INCEPTION NOV 23, 1999 TO APRIL 30, 2000	INCEPTION NOV. 23, 1999 TO APRIL 30, 2001
Expenses
Consulting	$1,000	$---	$1,000
Interest and bank charges	$33	$---	$33
Mineral property option payments	$1,075	$---	$1,075
Property investigation costs	$6,984	$---	$6,984

Loss for the Period	$(9,092)	$---	$(9,092)

Loss Per Share	$(0.02)	$---

Weighted Average Number of Shares Outstanding.	492,292	---

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WEST HILL VENTURES, INC.

(Formerly North Wave, Inc.)

(An Exploration Stage Company)

STATEMENT OF CASH FLOWS

(Stated in U.S. Dollars)

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	YEAR ENDED APRIL 30, 2001	INCEPTION NOV 23, 1999 TO APRIL 30, 2000	INCEPTION NOV. 23, 1999 TO APRIL 30, 2001
Cash Flows From Operating Activities
Net loss	$(9,092)	$---	$(9,092)

Adjustments To Reconcile Net Loss To
Cash Provided By Operating Activities
Stock issued for other than cash.	$75	$---	$75
Increase in prepaid expenses.	$(22,000)	$---	$(22,000)
Increase in accounts payable.	$1,000	$---	$1,000
Increase in loan payable.	$1,048	$---	$1,048
	$(28,969)	$---	$(28,969)
Cash Flows From Financing Activity
Proceeds from issue of common shares.	$60,275	$---	$60,275

Increase in Cash During The Period
And Cash, End of Period.	$31,306	$---	$31,306

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SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

During the period ended April 30, 2001, the Company issued 5,000 common shares pursuant to the mineral property option agreement (Note 3).

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WEST HILL VENTURES, INC.

(Formerly North Wave, Inc.)

(An Exploration Stage Company)

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

APRIL 30, 2001 AND 2000

(Stated in U.S. Dollars)

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	COMMON STOCK NUMBER OF SHARES	COMMON STOCK PAR VALUE	COMMON STOCK ADD'L PAID IN CAPITAL	DEFICIT ACCUM DURING EXPLORATION STAGE	TOTAL
Balance,
April 30, 2000.	---	$---	$---	$---	$---

Shares issued for cash
At $0.001.	2,000,000	$2,000	$---	$---	$2,000

Shares issued for cash
At $0.015.	2,825,000	$2,825	$39,550	$---	$42,375

Shares issued for cash
At $0.05.	318,000	$318	$15,582	$---	$15,900

Shares issued for
Mineral Property.	5,000	$5	$70	$---	$75

Net loss for the year.	---	$---	$---	$(9,092)	$(9,092)

Balance,
April 30, 2001.	5,148,000	$5,148	$55,202	$(9,092)	$51,258

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WEST HILL VENTURES, INC.

(Formerly North Wave, Inc.)

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

APRIL 30, 2001 AND 2000

(Stated in U.S. Dollars)

NOTE 1. OPERATIONS

Organization

The Company was incorporated in the State of Nevada, U.S.A., on November 23, 1999, and had no operations during the period from inception on November 23, 1999 to April 30, 2000.

Exploration Stage Activities

The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Upon location of a commercial minable reserve, the Company expects to actively prepare the site for its extraction and enter a development stage.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

As shown in the accompanying financial statements, the Company has incurred a net loss of $9,092 for the year ended April 30, 2001, and has no revenue. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its mineral properties. Management has plans to seek additional capital through a private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

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Mineral Property Option Payments and Exploration Costs

The Company expenses all costs related to the maintenance and exploration of mineral claims in which it has secured exploration rights prior to establishment of proven and probable reserves. To date, the Company has not established the commercial feasibility of its exploration prospects, therefore, all costs are being expensed.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from these estimates.

Foreign Currency Translation

The Company's functional currency is the U.S. dollar. Transactions in foreign currency are translated into U.S. dollars as follows:

monetary items at the rate prevailing at the balance sheet date;

non-monetary items at the historical exchange rate;

revenue and expense at the average rate in effect during the applicable accounting period.

Income Taxes

The Company has adopted Statement of Financial Accounting Standards No. 109 - "Accounting for Income taxes" (SFAS 109). This standard requires the use of an asset and liability approach for financial accounting, and reporting on income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

Loss Per Share

Loss per share is calculated using the weighted average number of common shares outstanding during the period. Diluted earnings per share is not shown as the effect is anti-dilutive.

NOTE 3. MINERAL PROPERTY INTEREST

By an agreement dated March 19, 2001, as amended, the Company acquired an option to earn a 100% interest in a mineral claim located in British Columbia, Canada.

In order to earn its interest, the Company is required to:

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(a) pay $1,000 on execution of the agreement (paid);

(b) issue a total of 55,000 common shares of the Company, comprising 5,000 upon execution of the agreement (issued), and 50,000 upon completion of the third phase of the exploration program or before May 31, 2003;

(c) incur an aggregate of $135,000 on exploration expenditures, comprising $5,000 by November 30, 2001, $10,000 on or before April 30, 2002, and $120,000 on May 31, 2003.

NOTE 4. CONTINGENCY

Mineral Property

The Company's mineral property interest has been acquired pursuant to an option agreement. In order to retain its interest, the Company must satisfy the terms of the option agreement described in Note 3.

COMMITMENT

The Company has entered into a management agreement with a director dated April 1, 2001. The agreement is for management services at $1,000 per month and expires on March 31, 2003. The fee will increase to $5,000 per month upon the Company achieving sufficient financing for advanced exploration activities requiring the director to spend 50% or more of his time performing the duties outlined in the agreement.

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